UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________
FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g)
of the Securities Exchange Act of 1934
_______________

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	95-4792077
(State or Incorporation or Organization)	(IRS Employer Identification Number)

6922 Hollywood Boulevard
12th Floor
Los Angeles, California	90028
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a	If this form relates to the registration of a class
class of securities pursuant to Section 12(b)	of securities pursuant to Section 12(g) of the
of the Exchange Act and is effective pursuant	Exchange Act and is effective pursuant to
to General Instruction A.(c), please check the	General Instruction A.(d), please check the
following box. ¨	following box. ☒

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so	Name of Each Exchange on Which
Registered	Each Class is to be Registered

Preference Shares Purchase Rights	The NASDAQ Stock Market LLC

Securities to be registered pursuant to Section 12(g) of the Act:

NONE
(Title of Each Class)

     The undersigned registrant hereby amends its registration statement on Form 8-A filed with the Securities and Exchange Commission on July 13, 1998, as follows:

Item 1. Description of Securities to be Registered.

     On December 6, 2007, Gemstar-TV Guide International, Inc. (“Gemstar”), a Delaware corporation, Macrovision Corporation, a Delaware corporation (“Macrovision”), Saturn Holding Corp, Galaxy Merger Sub, Inc., and Mars Merger Sub Inc. entered into an Agreement and Plan of Mergers (the “Merger Agreement”), pursuant to which, among other things, Mars Merger Sub, Inc. will merge with and into Macrovision with Macrovision as the surviving corporation and Galaxy Merger Sub will merge with and into Gemstar with Gemstar as the surviving corporation, with the result that Macrovision and Gemstar will become wholly owned subsidiaries of Holdings (the “Mergers”). We have amended our rights agreement so that the Mergers do not cause the rights to separate from our common shares or permit our stockholders to exercise the rights. A description of the amendment to our rights agreement is set forth below. Item 1 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 13, 1998 by the undersigned registrant is hereby amended by adding to the last paragraph of such Item the following:

     On December 6, 2007, Gemstar and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”), entered into Amendment No. 1 (the “Amendment”) to the Second Amended and Restated Rights Agreement dated as of July 12, 2000 (the “Rights Agreement”), between Gemstar and the Rights Agent, which provides, among other things, that neither Macrovision, Saturn Holding Corp, Galaxy Merger Sub, Inc. nor Mars Merger Sub, Inc. will become an “Acquiring Person” within the meaning of the Rights Agreement as a result of the execution of the Merger Agreement or the consummation of the Mergers or other transactions contemplated by the Merger Agreement.

     The Amendment amends the Rights Agreement to provide that (i) a “Distribution Date” will not be deemed to occur as a result of the execution of the Merger Agreement or the consummation of the Mergers or other transactions contemplated thereby, (ii) a “Shares Acquisition Date” will not be deemed to occur as a result of the execution of the Merger Agreement or the consummation of the Mergers or other transactions contemplated thereby, (iii) nothing in the Rights Agreement, as amended, will be construed to give any person any legal or equitable rights, remedies or claims under the Rights Agreement by virtue of the execution of the Merger Agreement any of the transactions contemplated thereby, and (iv) the Rights Agreement will terminate upon the consummation of the Mergers.

     The Amendment is attached hereto as an exhibit and is incorporated herein by reference. The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of such exhibit.

Item 2.    Exhibits.

Exhibit No.	Document Designation

4.01	Amendment No. 1 to Second Amended and Restated Rights
Agreement, dated as of December 6, 2007, by and between
Gemstar-TV Guide International, Inc. and American Stock
Transfer & Trust Company, as rights agent (incorporated by
reference to Exhibit 4.01 to Gemstar’s Current Report on Form 8-
K filed with the Securities and Exchange Commission on
December 7, 2007).

SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

Dated: December 7, 2006	By: /s/ Stephen H. Kay

Name: Stephen H. Kay
Title: Executive Vice President and General
Counsel

EXHIBIT INDEX

Exhibit
Number	Description

4.01	Amendment No. 1 to Second Amended and Restated Rights
Agreement, dated as of December 6, 2007, by and between
Gemstar-TV Guide International, Inc. and American Stock
Transfer & Trust Company, as rights agent (incorporated by
reference to Exhibit 4.01 to Gemstar’s Current Report on Form 8-
K filed with the Securities and Exchange Commission on
December 7, 2007).